As filed with the Securities and Exchange Commission on November 20, 2019

Registration No. 333-207740

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 15

TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Resource Apartment REIT III, Inc.

(Exact name of registrant as specified in its charter)

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Alan F. Feldman

Chief Executive Officer

Resource Apartment REIT III, Inc.

1845 Walnut Street, 18th Floor

Philadelphia, Pennsylvania 19103

(215) 231-7050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

Laura K. Sirianni, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof other than those securities registered under the registrant’s distribution reinvestment plan.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Explanatory Note

This Post-Effective Amendment No. 15 to the Registration Statement on Form S-11 (No. 333-207740) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Resource Apartment REIT III, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-207740) initially declared effective April 28, 2016 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 15 to the Registration Statement to deregister $888.7 million in unsold primary offering shares of its Class R and Class I common stock. Pursuant to this Registration Statement, the Company initially registered $1,000,000,000 of shares of Class A and Class T common stock for its primary offering and $100,000,000 of shares of Class A and Class T common stock for its distribution reinvestment plan offering. Pursuant to a post-effective amendment to the Registration Statement that was declared effective on July 3, 2017, the Company ceased offering share of Class A and Class T common stock in its primary offering and added Class R and Class I shares of common stock to the Registration Statement for sale in its primary offering and distribution reinvestment plan offering. The Company has ceased offering shares of common stock in its primary offering.

By filing this Post-Effective Amendment No. 15 to the Registration Statement, the Company hereby terminates the primary offering of shares on this Registration Statement. From time to time, the Company continues to offer the distribution reinvestment plan shares registered on this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 20th day of November, 2019.

RESOURCE APARTMENT REIT III, INC.

By:	/s/ Steven R. Saltzman
Steven R. Saltzman
Chief Financial Officer and Senior Vice President

Note: No other person is required to sign this Post-Effective Amendment No. 15 to Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.